Exhibit 10.2

CONFIDENTIAL

Execution Copy

TERMINATION AGREEMENT

dated as of June 14, 2011

by and among

ADOLOR CORPORATION

and

GLAXO GROUP LIMITED

and

GLAXOSMITHKLINE LLC

[**] =	Certain information in this Agreement has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page

11.7	Notices	22

11.8	Severability	24

11.9	Headings	24

11.10	Waiver	24

11.11	Entire Agreement	24

11.12	Third Party Beneficiaries	24

11.13	Counterparts	24

11.14	Expenses	24

iii

CONFIDENTIAL

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (“Agreement”) dated as of June 14, 2011, is made by and among ADOLOR CORPORATION, a Delaware corporation, having its principal office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341, United States (“Adolor”), GLAXO GROUP LIMITED, a United Kingdom corporation, having its principal office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, United Kingdom (“GSK”), and GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation d/b/a GlaxoSmithKline), a Delaware limited liability company, having its principle office at One Franklin Plaza, Philadelphia, Pennsylvania, 19101, United States (“GSK LLC,” and together with GSK, the “GSK Entities”). Adolor, GSK and GSK LLC each may be referred to as a “Party” or together, the “Parties”.

RECITALS

WHEREAS, Adolor and GSK have entered into a Collaboration Agreement, dated April 14, 2002, as amended by Amendment No. 1 to the Collaboration Agreement effective on June 24, 2003, Amendment No. 2 to the Collaboration Agreement effective on December 22, 2004, Amendment No. 3 to the Collaboration Agreement effective on June 9, 2008, Amendment No. 4 to the Collaboration Agreement dated January 30, 2009 and effective as of January 1, 2009, Amendment No. 5 to the Collaboration Agreement effective as of December 16, 2009, Amendment No. 6 to the Collaboration Agreement dated as of the date hereof, and a Notice of Termination for GI Products dated August 29, 2008 (collectively, the “Collaboration Agreement”), pursuant to which, among other things, the Parties agreed to collaborate with respect to the development and Commercialization (as defined below) of the Product (as defined below); and

WHEREAS, Adolor and GSK LLC, an Affiliate of GSK, have entered into a Distribution Services Agreement, dated June 29, 2004, as amended by Amendment No. 1 on December 16, 2009, (collectively, the “Distribution Services Agreement”), pursuant to which GSK LLC provides distribution and commercial services for the Product in the Territory; and

WHEREAS, Adolor and GSK have entered into a Supply Agreement, dated December 16, 2009, (the “Supply Agreement”), pursuant to which GSK purchases, and Adolor sells, Product for sale by GSK in Puerto Rico, Guam and the U.S. Virgin Islands; and

WHEREAS, Adolor and GSK now wish to terminate the Collaboration Agreement and the Supply Agreement, and enter into a new arrangement whereby Adolor would re-acquire the exclusive rights to manufacture, market and sell the Product in the Territory (as defined below); and

WHEREAS, Adolor and GSK LLC now wish to terminate the Distribution Agreement such that Adolor would exclusively provide Distribution (as defined below) services for the Product in the Territory.

CONFIDENTIAL

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1 “AAA” has the meaning set forth in Section 11.5.2.

1.2 “Adolor” has the meaning set forth in the introductory paragraph hereof.

1.3 “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

1.4 “Agreement” has the meaning set forth in the introductory paragraph hereof.

1.5 “API Compound” means bulk quantities of Compound prior to the commencement of secondary manufacturing resulting in the Product.

1.6 “Breaching Party” shall have the meaning set forth in Section 10.2.

1.7 “Business Day” means any day on which banking institutions in both New York, New York, United States and London, England are open for business.

1.8 “Calendar Quarter” means for each Calendar Year, each of the three month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first calendar quarter for the first Calendar Year shall extend from the Effective Date to the end of the first complete calendar quarter thereafter.

1.9 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.10 “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.11 “Collaboration Agreement” has the meaning set forth in the recitals above.

CONFIDENTIAL

1.12 “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling the Product, importing the Product (to the extent applicable) and conducting Phase IV Studies. When used as a verb, “Commercialize” means to engage in Commercialization.

1.13 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used (including without limitation the promptness in which such efforts and resources would be applied) by that Party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such Party, with respect to the Product at a similar stage in its development or product life taking into account efficacy, safety, commercial value, the competitiveness of alternative products of Third Parties that are in the marketplace or under development, and the patent and other proprietary position of such product.

1.14 “Compound” means the peripheral mu antagonist having molecular formula (+)-[[2(S)-[[4(R)-(3-hydroxyphenyl)-3(R),4-dimethyl-1-piperidinyl]-methyl]-1-oxo-3-phenylpropyl]amino]acetic acid dihydrate, known generically as “alvimopan”, and all pharmaceutically acceptable salts and solvates thereof.

1.15 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement, the Collaboration Agreement or the Distribution Services Agreement or generated pursuant to this Agreement, the Collaboration Agreement or the Distribution Services Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, the terms of this Agreement, and any other materials that have not been made available by the Disclosing Party to the general public.

1.16 “Country” means any generally recognized sovereign entity.

1.17 “Disclosing Party” shall have the meaning set forth in Section 1.15.

1.18 “Distribution” means the Distribution Services, the Financial Support Services, the Government Contracting Services, the MMC Services and the Wholesaler Support Services, each as defined in the Distribution Services Agreement. When used as a verb, “Distribute” means to engage in Distribution.

1.19 “Distribution Services Agreement” has the meaning set forth in the recitals above.

1.20 “Effective Date” means August 31, 2011, provided, however, that upon twenty (20) days prior written notice to GSK, Adolor may elect to extend the Effective Date to September 30, 2011.

1.21 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

CONFIDENTIAL

1.22 “Force Majeure Event” shall have the meaning set forth in Section 11.3.

1.23 “Generic Competition” means, in the Territory, the presence of a Third Party’s drug product that contains the same active ingredient as the Product (inactive ingredients may vary), is identical to the Product in strength, dosage form and route of administration, is bioequivalent to the Product and is approved by the relevant Governmental Authority in the Territory (such drug product, a “generic drug product”) and which generic drug product has obtained sales greater than fifty percent (50%) of the combined sales of the Product together with all such generic drug product in the Territory, as measured in U.S. dollars, in any Calendar Quarter, and which generic drug product sales are evidenced by independent market data (where available), such as those published by IMS.

1.24 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any Country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body.

1.25 “GSK” has the meaning set forth in the introductory paragraph hereof.

1.26 “GSK Entities” has the meaning set forth in the introductory paragraph hereof.

1.27 “GSK LLC” has the meaning set forth in the introductory paragraph hereof.

1.28 “GSK Housemark” means the name and logo of GSK or an Affiliate of GSK as identified by GSK to Adolor from time to time.

1.29 “GSK Know-How” means all Know-How that relates to the Product in the Territory, to the extent necessary for Adolor to use, offer for sale, sell or import the Product, to perform its obligations or to enjoy its rights under this Agreement, and which Know-How is in GSK’s or any of its Affiliates’ possession or control as of the Effective Date. GSK Know-How does not include any GSK Patents.

1.30 “GSK Patent” means all Patent Rights covering the Product in the Territory, which are owned by GSK or GSK’s Affiliates as of the Effective Date, or as to which GSK or GSK’s Affiliates otherwise are licensed as of the Effective Date, which Patent Rights cover the use, offer for sale, sale or importation of the Product in the Territory.

1.31 “Indemnified Party” shall have the meaning set forth in Section 9.3.1.

1.32 “Indemnifying Party” shall have the meaning set forth in Section 9.3.1.

1.33 “Invention” means any discovery (whether patentable or not) conceived or reduced to practice during the Term as a result of any development or Commercialization activities and related to, derived from or useful for the manufacture, use or sale of the Compound or the Product.

1.34 “Know-How” means any technical information, know-how and materials, including without limitation all biological, chemical, pharmacological, toxicological, clinical, assay and other information, data, discoveries, inventions, improvements, processes, formulae and trade secrets, patentable or otherwise.

CONFIDENTIAL

1.35 “Laws” means all laws, statutes, rules, regulations (including, without limitation, current Good Manufacturing Practice Regulations as specified in 21 C.F.R. §§ 210 and 211; Investigational New Drug Application regulations at 21 C.F.R. § 312; NDA regulations at 21 C.F.R. § 314, relevant provisions of the Federal Food, Drug and Cosmetic Act, and other laws and regulations enforced by the FDA; and anti-corruption laws or regulations applicable to Adolor or its Affiliates, including but not limited to the United States Foreign Corrupt Practices Act of 1977, as amended, or the regulations issued thereunder), ordinances and other pronouncements having the binding effect of law of any Governmental Authority.

1.36 “Litigation Condition” shall have the meaning set forth in Section 9.3.2.

1.37 “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including without limitation court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.38 “Marketing Authorization” means, with respect to a Country, the regulatory authorization required to market and sell the Product in such Country as granted by the relevant Governmental Authority.

1.39 “Marketing Authorization Approval” shall mean approval by a Governmental Authority for sale of the Product, including any applicable pricing, final labeling or reimbursement approvals.

1.40 “Milestone Event” shall have the meaning set forth in Section 5.2.1.

1.41 “NDA” means a new drug application or supplemental new drug application or any amendments thereto submitted to the FDA in the Territory.

1.42 “Net Sales” means the aggregate gross amount invoiced on account of sales of the Product by Adolor or any of its Affiliates or their sublicensees to a Third Party in the Territory (but not including sales between a Party and its Affiliates where such Product is intended for resale) less the following to the extent specifically related to such sales of the Product: (a) trade, quantity and cash discounts or rebates actually allowed and taken; (b) any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns; (c) credits, volume rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations; (d) any tax, tariff, customs duty, excise or other

CONFIDENTIAL

duty or other Governmental Authority charge (other than a tax on income) levied on the sale, transportation or delivery of the Product and borne by the seller thereof; (e) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; (f) any invoiced charge for freight, insurance or other transportation costs charged to the customer; and (g) the greater of (i) one percent (1%) of the aggregate gross amount invoiced on account of sales of the Product by Adolor or any of its Affiliates or their sublicensees to a Third Party in the Territory less the amounts set forth in (a) through (f) above relating to such sales for the relevant measurement period or (ii) the actual amount of any write-offs for bad debt for the relevant measurement period.

Notwithstanding the foregoing, in the event the Product is (i) sold in the form of a combination product containing one or more active ingredients which is not the Product or (ii) sold under a bundled or capitated arrangement with one or more products which are not the Product or (iii) sold under an arrangement whereby the sale of the Product is only available with or conditioned upon the purchase of other products (a “Combination Product”), then Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average invoiced sales amount of the Product if sold separately by the Selling Party in finished form, and B is the average invoiced sales amount of all other active ingredients or products in finished form in such country, less the Net Sales deductions set forth above. If, on a country-by-country basis, either the Product or the other active ingredients or products of the Combination Product are not sold separately in finished form in such country, Net Sales of the Combination Product shall be determined by the Parties in good faith based on the relative fair market value for the Product and each active ingredient or product in finished form, as applicable.

Notwithstanding anything to the contrary contained herein, if the Product is sold or offered for sale in combination with other products and the price of the Product is reduced or discounted from Adolor’s (or its Affiliate’s or sublicensee’s) wholesale acquisition cost as defined in the Red Book or any other comparable United States price listing (“WAC”) of the Product, and such reduction to the Product WAC is greater than that offered on such other products, and if that discount is only available with or is conditioned upon the purchase of such other products, then the Net Sales for the Product shall be adjusted as if the discount or reduction had been applied to all products of such combination in an equitable, weighted average basis.

In the case of any sale for value, such as barter or counter-trade, of the Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Product are sold for cash in an arm’s length transaction in the Territory.

Notwithstanding the foregoing, Net Sales shall not be reduced by customs or excise taxes, import duties, sales taxes and other taxes or duties related to the API Compound in the Product or sales of the Product other than in finished form, all of which shall be deemed expenses incurred in connection with the manufacture of the Product.

1.43 “Net Sales Report” shall have the meaning set forth in Section 5.4.

CONFIDENTIAL

1.44 “Officers” shall have the meaning set forth in Section 11.5.1.

1.45 “Party” and “Parties” have the meaning set forth in the introductory paragraph hereof.

1.46 “Patent Rights” means all patents and patent applications, including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.

1.47 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.48 “Product” means the prescription pharmaceutical product currently sold in the Territory that contains the Compound whether or not as the sole active pharmaceutical ingredient and in any form or formulation.

1.49 “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Product labeling) for marketing, advertising and promotion of the Product for use in the Territory by (a) a Sales Representative or (b) advertisements or direct mail pieces for the Product in the Territory.

1.50 “Receiving Party” shall have the meaning set forth in Section 1.15.

1.51 “Sales Representative” means a professional pharmaceutical sales representative engaged or employed by Adolor to conduct, among other sales responsibilities, detailing and other promotional efforts with respect to the Product.

1.52 “SDE Agreement” shall have the meaning set forth in Section 6.2.

1.53 “Supply Agreement” shall have the meaning set forth the recitals above.

1.54 “Taxes” shall have the meaning set forth in Section 5.9.

1.55 “Term” shall have the meaning set forth in Section 10.1.

1.56 “Third Party” means a Person who is not a Party or an Affiliate of a Party.

1.57 “Third Party Claim” shall have the meaning set forth in Section 9.3.1.

1.58 “Territory” means the United States, its territories and possessions.

1.59 “Valid Claim” means any claim of a pending patent application which has not been abandoned or finally rejected without the right of appeal or which is not knowingly patentable, or any claim from an issued and unexpired patent included within the Patent Rights

CONFIDENTIAL

which has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

TERMINATION OF PREVIOUS AGREEMENTS

2.1 Termination of the Collaboration Agreement. Except as otherwise expressly provided in Section 2.5 of this Agreement, Adolor and GSK hereby agree to terminate the Collaboration Agreement in its entirety effective as of the Effective Date. In connection with the termination of the Collaboration Agreement and for the avoidance of doubt, Adolor and GSK hereby agree as follows:

2.1.1 As of the Effective Date, any and all licenses granted in the Collaboration Agreement, including without limitation in Section 2.2(a) of the Collaboration Agreement, are terminated as of the Effective Date.

2.2 Termination of the Distribution Services Agreement. Except as otherwise expressly provided in Section 2.5 of this Agreement, Adolor and GSK LLC hereby agree to terminate the Distribution Services Agreement in its entirety effective as of the Effective Date.

2.3 Termination of the Supply Agreement. Except as otherwise expressly provided in Section 2.5 of this Agreement, Adolor and GSK hereby agree to terminate the Supply Agreement in its entirety effective as of the Effective Date.

2.4 Other Matters. In connection with the termination of the Collaboration Agreement, the Distribution Services Agreement and the Supply Agreement on or before June 30, 2011, the Parties, as applicable, will cooperate to create and implement a transition plan that will provide for an orderly transition of exclusive Commercialization rights to, and the Distribution of, the Product to Adolor in the Territory.

2.5 Survival. Only Article 12 (Confidential Information) of the Collaboration Agreement, Article 14 (Indemnification) of the Collaboration Agreement (with respect to acts or omissions occurring prior to the Effective Date), Article 17 (Limitation on Purchases of Equity Securities) of the Collaboration Agreement (but only during the one (1) year after the Effective Date), and Article 18 (Miscellaneous) of the Collaboration Agreement shall survive termination of the Collaboration Agreement. Only Article 11 (Indemnification) of the Distribution Services Agreement (with respect to acts or omissions occurring prior to the Effective Date), Article 12 (Confidentiality) of the Distribution Services Agreement and Article 14 (Miscellaneous) of the Distribution Services Agreement shall survive termination of the Distribution Services Agreement. Only Article 15 (Confidentiality) of the Supply Agreement and Article 20 (Other Terms; Entire Agreement) of the Supply Agreement shall survive termination of the Supply Agreement. Each Party agrees that it retains any and all of its respective liabilities arising out of (or from activities performed under) the Collaboration Agreement, Distribution Services Agreement and Supply Agreement prior to the Effective Date. Subject to this Section 2.5 and Article 9, the Parties agree that after the Effective Date, GSK shall not retain any liabilities with respect to acts or omissions occurring on or after the Effective Date and relating to the Product, and any and all such liabilities shall be exclusively borne by Adolor.

CONFIDENTIAL

ARTICLE 3

RIGHTS AND OBLIGATIONS

3.1 Trademarks and Housemarks.

3.1.1 Trademark and Housemark License. GSK hereby grants to Adolor a non-exclusive, non-sublicenseable license to use the GSK Housemark, for a period not to exceed six (6) months after the Effective Date, in the Territory solely in conjunction with disposition of any inventory of the Product (and associated package inserts or outserts and monographs or packaging materials) that bear or contain the GSK Housemark. After such six (6) month period, all GSK Housemarks shall be removed from all inventory of the Product and any Product including any GSK Housemarks shall, at Adolor option, be either (i) repackaged such that all inventory of the Product no longer bears or contains the GSK Housemark or (ii) destroyed.

3.1.2 Usage. Adolor shall use the GSK Housemark with all necessary trademark designations, and Adolor shall use Commercially Reasonable Efforts to use the GSK Housemark in a manner that does not derogate from GSK’s rights in its trademarks, names and logos and Adolor will take no action that is intended to interfere or diminish GSK’s rights in its respective trademarks, names and logos. Adolor agrees that all use of GSK’s trademarks, names and logos and all goodwill associated therewith will inure to the benefit of and be the sole property of GSK.

3.1.3 GSK Housemark Infringement. If any Claim for infringement is brought against Adolor alleging that its use of the GSK Housemark infringes the intellectual property of a Third Party (except if such Claim is a result of Adolor’s negligence or willful misconduct), GSK shall be responsible for defending such claim and for paying all costs associated with such defense and shall indemnify and hold harmless Adolor and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns from and against all Losses arising out of or relating to such Claim.

3.2 Intellectual Property. Except for the express rights granted to Adolor in Article 3 of this Agreement, Adolor shall not enjoy or exercise any proprietary or property right or otherwise have any other right, title or interest in the GSK Housemark, any copyright or any other intellectual property rights owned or otherwise controlled by GSK or any of its Affiliates, and Adolor shall not represent to any Third Party that it has any such proprietary or property right, or any other right, title or interest. All rights not expressly granted in the GSK Housemark, any copyright or any other intellectual property rights other than as set forth in this Article 3 are reserved by GSK and Adolor acknowledges that nothing in this Agreement shall give it any right, title or interest therein other than the licenses granted herein.

3.3 License Grant. Subject to the terms and conditions of this Agreement, including without limitation Section 8.2 of this Agreement, GSK hereby grants to Adolor, and Adolor hereby accepts, a fully paid-up, royalty-free, irrevocable, perpetual, non-terminable, transferable, exclusive (including as to GSK and its Affiliates) and worldwide license, with the right to grant sublicenses, under GSK Patents and GSK Know-How, to research, develop, use, offer to sell, sell, import, export and otherwise exploit and commercialize the Product in the Territory.

CONFIDENTIAL

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1 Adolor Responsibility for Further Development.

4.1.1 Adolor, at its sole expense, shall be solely responsible for and have full control over all phase IV or post-marketing studies for the Product in the Territory that are required as part of the Product’s FDA approval.

4.1.2 Adolor, at its sole expense and discretion, shall be responsible for, and shall use Commercially Reasonable Efforts in the conduct of, any future development activities and for all ongoing regulatory activities for the Product in the Territory, including any decision making and any necessary funding for activities commencing after the Effective Date.

4.2 Obligations for Commercialization. Adolor shall have sole responsibility for the Commercialization of, and shall use Commercially Reasonable Efforts to Commercialize, the Product after the Effective Date.

4.3 Obligations for Distribution. Adolor shall have sole responsibility for Distributing, and shall use Commercially Reasonable Efforts to Distribute, the Product after the Effective Date.

4.4 Promotional Materials.

4.4.1 Adolor Ownership of Territory Promotional Materials. Subject to the terms of this Section and GSK’s exclusive ownership of the GSK Housemarks, Adolor shall own all right, title and interest in and to (i) any Promotional Materials and (ii) any jointly produced materials used by either GSK or Adolor in connection with the training of Sales Representatives, medical science liaisons, regional medical scientists, or promotional speakers exclusively relating to the Product in the Territory, including without limitation applicable copyrights and trademarks, and GSK hereby assigns all its right, title and interest to such materials to Adolor and agrees to execute all documents and take all actions as are reasonably requested by Adolor to vest title to such materials in Adolor.

4.4.2 Retention of Rights. Except as specifically provided for in this Agreement, GSK and Adolor, or their respective Affiliates, shall retain all rights, including without limitation all copyrights and trademarks, to all of their respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training and disease management programs owned by each at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future which are not specific to the Product.

CONFIDENTIAL

ARTICLE 5

FINANCIAL PROVISIONS

5.1 Annual Payments. In partial consideration for the termination of the Collaboration Agreement, Adolor shall pay GSK the following, non-refundable, non-creditable amounts according to the following schedule. Such amounts shall be payable by Adolor to GSK notwithstanding the expiration or earlier termination of this Agreement for any reason other than as set forth in Section 10.2 of this Agreement:

5.1.1 Two million five hundred thousand United States Dollars (US $2,500,000) on the Effective Date;

5.1.2 [**] United States Dollars (US [**]) within thirty (30) days of the first (1st) anniversary of the Effective Date;

5.1.3 [**] United States Dollars (US [**]) within thirty (30) days of the second (2nd) anniversary of the Effective Date;

5.1.4 [**] United States Dollars (US [**]) within thirty (30) days of the third (3rd) anniversary of the Effective Date;

5.1.5 [**] United States Dollars (US [**]) within thirty (30) days of the fourth (4th) anniversary of the Effective Date;

5.1.6 [**] United States Dollars (US [**]) within thirty (30) days of the fifth (5th) anniversary of the Effective Date; and

5.1.7 [**] United States Dollars (US [**]) within thirty (30) days of the sixth (6th) anniversary of the Effective Date.

5.2 One-time Milestone Payment.

5.2.1 In further consideration of the termination of the Collaboration Agreement, Adolor shall pay to GSK a milestone payment of fifteen million United States Dollars (US $15,000,000) upon the first achievement of Product Net Sales in the Territory in any Calendar Year of [**] United States Dollars (US [**]) (the “Milestone Event”); provided, however, that such payment shall be made only one (1) time for the Product regardless of how many times such Milestone Event is achieved for the Product, and no payment shall be owed to GSK if the Milestone Event is not reached.

5.2.2 In the event Adolor achieves the Milestone Event, Adolor shall promptly, but in no event more than forty (40) days after the end of the Calendar Quarter in which the Milestone Event is achieved, notify GSK in writing of the achievement of same. Adolor shall promptly, but in no event more than forty (40) days after the end of the Calendar Quarter in which the Milestone Event is achieved, remit payment to GSK for the Milestone Event.

[**] = Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

5.3 Payment of Royalties on Net Sales in the Territory. In further consideration of the termination of the Collaboration Agreement, Adolor shall pay to GSK the following royalties:

5.3.1 Royalty payments due to GSK for a Calendar Year will be calculated as (i) a royalty of [**] on such Calendar Year Net Sales up to and including [**] United States Dollars (US [**]) and (ii) a royalty of [**] on any such Calendar Year Net Sales that are in excess of [**] United States Dollars (US [**]).

(a) Within forty (40) days after the end of each Calendar Quarter during a Calendar Year, Adolor shall remit to GSK, during the Term, royalty payments based on Net Sales recognized in such Calendar Quarter in the Territory.

(b) In the event that the composition of matter or use of the Product in the Territory ceases to be covered by at least one Valid Claim in the Territory, the royalty rates set forth in Section 5.3.1 for such Product shall be reduced by fifty percent (50%) for the remainder of the Term (unless and until at least one such Valid Claim is subsequently obtained by Adolor or GSK), provided that if the royalty rates have been reduced pursuant to Section 5.3.1(c), then this Section 5.3.1(b) shall not apply.

(c) For Products in the Territory where there is Generic Competition and where the Term has not expired pursuant to Section 12.1, the royalty rates set forth in Section 5.3.1 for the Product shall be reduced by fifty percent (50%) for the remainder of the Term (for so long as there continues to be Generic Competition), provided that if the royalty rates have been reduced pursuant to Section 5.3.2, then this Section 5.3.3 shall not apply.

5.4 Net Sales Reports. Within forty (40) days after the end of each Calendar Quarter, Adolor shall submit to GSK a written report setting forth Net Sales in the Territory during such Calendar Quarter, total royalty payments due GSK and relevant market share data supporting the presence of Generic Competition, if any (each a “Net Sales Report”). Upon written request by GSK, Adolor shall provide an update to GSK regarding Adolor’s activities with respect to the Product in the Territory.

5.5 GAAP. All financial terms and standards defined or used in this Agreement for sales or activities occurring in the Territory shall be governed by and determined in accordance with United States generally accepted accounting principles, consistently applied.

5.6 Currencies. Payments under this Agreement shall be made in United States Dollars.

5.7 Manner of Payments. All sums due to GSK under this Article 5 shall be payable in United States Dollars by bank wire transfer in immediately available funds to such bank account(s) as GSK shall designate. Adolor shall notify GSK as to the date and amount of any such wire transfer to GSK at least two (2) Business Days prior to such transfer.

[**] = Certain information on this page has been omitted and filed separately with the Securities & Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.8 Interest on Late Payments. If Adolor shall fail to make a timely payment pursuant to this Article 5, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest, to the extent permitted by applicable law, at the average one-month London Inter-Bank Offering Rate (LIBOR) for the United States Dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Parties shall reasonable agree.

5.9 Tax Withholding. Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax laws by Adolor on account of monies payable to GSK under this Agreement shall be deducted from the amount of monies otherwise payable to GSK under this Agreement. Adolor shall secure and send to GSK within a reasonable period of time proof of any such Taxes paid or required to be withheld by Adolor for the benefit of GSK. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by Adolor are reduced in amount to the fullest extent permitted by Law. No deduction shall be made, or a reduced amount shall be deducted, if GSK furnishes a document from the appropriate tax Governmental Authorities to Adolor certifying that the payments are exempt from Taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.

5.10 Financial Records; Audits. Adolor shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records of Net Sales as are necessary to determine the amounts due to GSK under this Agreement. Such records shall be retained by Adolor or any of its Affiliates or sublicensees. During normal business hours and with reasonable advance notice to Adolor, such records shall be made available for inspection, review and audit, at the request and expense of GSK, by an independent certified public accountant, or the local equivalent, appointed by GSK and reasonably acceptable to Adolor for the sole purpose of verifying the accuracy of Adolor’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however that such audits may not be performed by GSK more than once per Calendar Year and that GSK shall not be permitted to audit the same period of time more than once. Such accountants shall be instructed not to reveal to GSK the details of its review, except for (i) such information as is required to be disclosed under this Agreement and (ii) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to GSK, and all such information shall be deemed Confidential Information of Adolor; provided, however, that in any event such information may be presented to the GSK in a summary fashion as is necessary to report the accountants’ conclusions. All costs and expenses incurred in connection with performing any such audit shall be paid by GSK unless the audit discloses at least a five percent (5%) shortfall, in which case Adolor will bear the full cost of the audit for such Calendar Year. GSK will be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 5.8. The documents from which were calculated the sums due under this Article 5 shall be retained by the relevant Party for five (5) years after the end of the year to which they pertain.

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ARTICLE 6

MEDICAL AND REGULATORY MATTERS

6.1 Medical Inquiries. Adolor shall identify to GSK the Person or Persons to whom GSK and its Affiliates shall refer all medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Product in the Territory.

6.2 Adverse Events and Pregnancy Reports. For a period of 18 months after the Effective Date, GSK and its Affiliates shall use Commercially Reasonable Efforts to either (a) forward any “AE” or “Pregnancy Report” related phone calls directly to Adolor (at a phone number to be provided by Adolor to GSK) or (b) provide Adolor with all information regarding an “AE” and/or “Pregnancy Report” which it receives from any source, in a manner consistent with the Parties’ past practices under the Second Amended and Restated Safety Data Exchange Agreement dated as of February 20, 2009 between GSK and Adolor (the “SDE Agreement”). For purposes of this Section 6.2, the terms “AE” and “Pregnancy Reports” shall have the meanings ascribed to such terms in Sections 1.2.2 and 1.2.11, respectively, of the SDE Agreement.

6.3 Communications and Meetings with Governmental Authorities. Adolor shall be solely responsible for corresponding and communicating with any Governmental Authority in the Territory concerning the Product, and otherwise to take any action with any Governmental Authority in the Territory concerning any Marketing Authorization or permission under which the Product is sold or any application for the same, except as may be required by Law. The GSK Entities shall, promptly upon receipt of any material contact with or communication from any Governmental Authority relating to the Product in the Territory, but in no event more than five (5) Business Days after such receipt or contact, forward a copy or description of the same to Adolor and respond to all reasonable inquiries by Adolor relating thereto. If a GSK Entity is advised by its counsel that it must communicate with any Governmental Authority, then such GSK Entity shall promptly, but in no event more than two (2) Business Days, advise Adolor of the same and provide Adolor in advance with a copy of any proposed written communication with such Governmental Authority and comply with any and all reasonable requests of such GSK Entity concerning any meeting or written or oral communication with such Governmental Authority.

ARTICLE 7

CONFIDENTIAL INFORMATION

7.1 Confidential Information. Each of GSK, GSK LLC and Adolor shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. No Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its agents who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. A Receiving Party shall advise any agent who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure that all such agents comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall use

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Commercially Reasonable Efforts to return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the Receiving Party’s or its agents’ possession, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 7. Notwithstanding anything to the contrary in this Agreement, the Receiving Party shall have the right to disclose any Confidential Information provided hereunder if, in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is necessary to comply with the terms of this Agreement, or the requirements of any Law. Where possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure of Confidential Information pursuant to the provision of the preceding sentence sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action the Disclosing Party may deem to be appropriate to protect the confidentiality of the information.

7.2 Exceptions. Notwithstanding the foregoing sentence, the obligations and restrictions set forth herein with respect to Confidential Information shall not apply to any information or materials that the Receiving Party can demonstrate:

7.2.1 were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

7.2.2 were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.2.3 became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

7.2.4 were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

7.2.5 were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

7.3 Public Announcements. Except as may be required by applicable Laws, no Party will make any public announcement of any information regarding this Agreement without the prior written approval of the other Parties. Once any written statement is approved for disclosure by the Parties or information is otherwise made public in accordance with the preceding sentence, any Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Parties.

7.4 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party, and as such, shall be subject to the provisions of this Article 7.

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7.5 Survival. The obligations and prohibitions contained in this Article 7 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS

8.1 Mutual Representations and Warranties. The Parties each represent and warrant to the others as of the date of this Agreement and as of the Effective Date that:

8.1.1 Such Party (a) is a company duly organized, validly existing, and in good standing under the Laws of its incorporation; (b) is duly qualified as a corporation and in good standing under the Laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; (c) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted; (d) has or will obtain all necessary licenses, permits, consents, or approvals from or by, and has made or will make all necessary notices to, all Governmental Authorities having jurisdiction over such Party, to the extent required for the ownership and operation of its business, where the failure to obtain such licenses, permits, consents or approvals, or to make such notices, would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder; and (e) is in compliance with its charter documents;

8.1.2 The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder (a) are within the corporate power of such Party; (b) have been duly authorized by all necessary or proper corporate action; (c) do not conflict with any provision of the charter documents of such Party; (d) will not, to the best of such Party’s knowledge, violate any law or regulation or any order or decree of any court of governmental instrumentality; (e) will not violate or conflict with any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party, or by which such Party or any of its property is bound, which violation would have a material adverse effect on its financial condition or on its ability to perform its obligations hereunder;

8.1.3 This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies;

8.1.4 All of its employees, officers, and consultants have executed agreements or have existing obligations under law requiring assignment to such Party of all Inventions made by such individuals during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential such Party’s Confidential Information, as well as the Confidential Information of Persons doing business with such Party that such individuals may receive during the course of and as the result of their association with such Party, to the extent required to support such Party’s obligations under this Agreement; and

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8.1.5 It has commercialized the POI Product (as defined in the Collaboration Agreement) in the Territory in compliance with all applicable Laws.

8.2 GSK Representation and Warranty. GSK represents and warranties to Adolor that as of the date of this Agreement and as of the Effective Date, there is no GSK Know-How and there are no GSK Patent Rights.

8.3 Disclaimer of Warranty. Nothing in this Agreement shall be construed as a warranty or representation by any Party (i) that any Product made, used, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights of any Third Party, (ii) regarding the effectiveness, value, safety, non-toxicity, patentability, or non-infringement of any patent technology, the Product or any information or results provided by any Party pursuant to this Agreement or (iii) that any Product will maintain Marketing Authorization or appropriate pricing approval. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8.4 Adolor Covenant. Adolor hereby covenants and agrees that during the Term it shall, and shall cause its Affiliates and any Third Parties to, carry out the development, Commercialization and Distribution of the Product and its other obligations or activities hereunder in accordance with (i) the terms of this Agreement and (ii) all applicable Laws.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Adolor. Adolor shall defend, indemnify and hold harmless the GSK Entities and their respective Affiliates and each of their officers, directors, shareholders, employees, successors and assigns (each, a “GSK Indemnitee”) from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) Adolor’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by Adolor of any of its representations, warranties, covenants or agreements under this Agreement, or (c) the manufacture, use or sale of Products in the Territory; provided, however, that in all cases referred to in this Section, Adolor shall not be liable to indemnify any GSK Indemnitee for any Losses of any GSK Indemnitee to the extent that such Losses of any GSK Indemnitee were caused by: (x) the negligence or willful misconduct or wrongdoing of such GSK Indemnitee or (y) any breach by GSK or GSK LLC of its representations, warranties, covenants or agreements hereunder.

9.2 Indemnification by GSK. The GSK Entities shall defend, indemnify and hold harmless Adolor and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns (each, an “Adolor Indemnitee”) from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) GSK’s or GSK LLC’s negligence or willful misconduct in performing any of its obligations under this Agreement, or (b) a breach by GSK or GSK LLC of any of its representations, warranties, covenants or

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agreements under this Agreement; provided, however, that in all cases referred to in this Section, GSK shall not be liable to indemnify any Adolor Indemnitee for any Losses of an Adolor Indemnitee to the extent that such Losses of an Adolor Indemnitee were caused by: (x) the negligence or willful misconduct or wrongdoing of such Adolor Indemnitee or (y) any breach by Adolor of its representations, warranties, covenants or agreements hereunder.

9.3 Procedure for Indemnification.

9.3.1 Notice. The GSK Entities and Adolor will notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section or , as the case may be (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the claim materially prejudices the defense of such claim.

9.3.2 Defense of Claim. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”); provided, that the Indemnifying Party expressly agrees the Indemnifying Party shall be responsible for satisfying and discharging any award made to the Third Party as a result of such proceedings or settlement amount agreed with the Third Party in respect of the Third Party Claim without prejudice to any provision in this Agreement or right at law which will allow the Indemnifying Party subsequently to recover any amount from the Indemnified Party to the extent the liability under such settlement or award was attributable to the Indemnified Party. Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought

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hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither the Indemnified Party nor the Indemnifying Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at the each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

9.4 Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section , in which case the Indemnifying Party shall be relieved of liability under Section 9.1 or Section 9.2, as applicable, solely for such Third Party Claim and related Losses.

9.5 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF ANY PARTY TO INDEMNIFY THE ANOTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE 9 OR INFRINGEMENT CLAIMS UNDER SECTION 3.1.3.

ARTICLE 10

TERM AND TERMINATION

10.1 Term. The Agreement commences on the Effective Date and expires on the date of the last commercial sale of the Product by Adolor in the Territory (the “Term”).

10.2 Termination for Breach. Either the GSK Entities or Adolor may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations hereunder. The Breaching Party shall, if such breach can be cured, have sixty (60) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default (or, if such default cannot be cured within such 60-day period, if the Breaching Party must commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default is capable of being cured but cannot be cured within such 60-day period, the Breaching Party has commenced and diligently continued actions to cure such default, provided always

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that, in such instance, such cure must have occurred within one hundred twenty (120) days after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default).

10.3 Termination for Safety Related Reasons. Adolor shall be entitled to terminate this Agreement by giving GSK sixty (60) days prior written notice if there are serious adverse events relating to the Product resulting in the withdrawal of a Marketing Authorization Approval for the Product in the Territory.

10.4 General Effects of Termination.

10.4.1 Accrued Rights; Surviving Obligations. Termination, relinquishment or expiration of this Agreement shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement or liabilities that have arisen prior to the termination, relinquishment or expiration, and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration. All amounts due or payable to GSK prior to the effective date of termination, relinquishment or expiration shall remain due and payable.

10.4.2 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 10 are in addition to any other relief and remedies available to any Party at law or in equity.

ARTICLE 11

MISCELLANEOUS

11.1 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. No Party shall have any responsibility for the hiring, termination or compensation of another Party’s employees or for any employee benefits of such employee. No employee or representative of a Party shall have any authority to bind or obligate another Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Adolor’s legal relationship under this Agreement to GSK and GSK LLC shall be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers among the Parties.

11.2 Registration and Filing of this Agreement. To the extent, if any, that any Party concludes in good faith that it or another Party is required to file or register this Agreement or a notification thereof with any Governmental Authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof. Should both Parties jointly agree that either of them is required to submit or obtain any such filing, registration or notification, they shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all

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documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.

11.3 Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder which is not within the reasonable control of the Party affected or any of its Affiliates, not due to malfeasance by such Party or its Affiliates, and which could not with the exercise of due diligence have been avoided (each, a “Force Majeure Event”), including, but not limited to, an injunction, order or action by a Governmental Authority, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, delay or errors by shipping companies or change in law, shall not excuse such Party from the performance of its obligations or duties under this Agreement, but shall merely suspend such performance during the continuation of the force majeure. The Party prevented from performing its obligations or duties because of a Force Majeure Event shall promptly notify the other Party of the occurrence and particulars of such force majeure and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the termination thereof. The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. The Party subject to the Force Majeure Event shall not be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event, provided such Party complies in all material respects with its obligations under this Section 11.3.

11.4 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of Delaware notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question. The UNCITRAL Convention for the International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

11.5 Dispute Resolution; Arbitration.

11.5.1 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties are unable to amicably settle themselves shall first be submitted to the Chief Executive Officer of Adolor and the President of the North American business of GlaxoSmithKline (collectively, the “Officers”) within seventy-two (72) hours, and such Officers shall attempt to resolve the dispute within a reasonable time, but in no case more than forty-five (45) days from the time that the matter is forwarded for resolution to the Officers. The Officers shall issue their resolution in writing.

11.5.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties have not resolved under Section 11.5.1, including, without

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limitation, disputes relating to (i) the validity, inducement or breach of or the interpretation of any provision of this Agreement, (ii) the interpretation or application of law or (iii) the ownership of any intellectual property, shall be decided by arbitration in accordance with the International Rules of the American Arbitration Association (“AAA”) for Commercial Arbitration in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision will control.

(a) Any demand for arbitration must be made in writing to the other Party.

(b) There will be a panel of three arbitrators, one selected by Adolor, one selected by GSK, and one selected by mutual agreement of the arbitrators selected by Adolor and GSK. If the arbitrators selected by Adolor and GSK cannot agree on a third arbitrator within thirty (30) days, then the AAA shall select the third arbitrator. Any arbitration involving patent rights, other intellectual property rights or intellectual property shall be heard by arbitrators who are experts in such areas.

(c) The arbitration shall be held in Wilmington, Delaware, or such other place as the Parties agree. The arbitrators shall apply the substantive law of Delaware in accordance with Section 11.4, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

(d) Neither Adolor nor the GSK Entities shall have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators shall be made by majority vote and shall be final and binding upon both Parties. The arbitrators shall render a written opinion setting forth findings of fact and conclusions of law.

11.5.3 Expenses of Arbitration. The expenses of the arbitration shall be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party shall bear the expenses of its counsel and other experts.

11.6 Assignment. This Agreement may be assigned by either Adolor or the GSK Entities without the prior consent of the other Party upon fifteen (15) days prior written notice to such other Party. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns, and any purchaser of all or substantially all of the assets relating to the Product.

11.7 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile with confirmation of receipt, by mail (first class, postage

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prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:

Adolor:	Adolor Corporation
700 Pennsylvania Drive
Exton, Pennsylvania 19341
Facsimile: 484-595-1520
Attn: President and Chief Executive Officer

With a copy to:	Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attn: James A. Lebovitz
Facsimile: 215-994-2222

GSK:	Glaxo Group Limited
Glaxo Wellcome House
Berkeley Avenue
Greenford
Middlesex
UB6 0NN
United Kingdom
Attn: Company Secretary
Facsimile: 011 44 208-047-6912

With a copy to:	GlaxoSmithKline
2301 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
United States
Attn: Vice President and Associate General Counsel, Business Development Transactions
Facsimile: 610-787-7084

and with a copy to:	GlaxoSmithKline
709 Swedeland Road
King of Prussia, Pennsylvania 19406
United States
Attn: Senior Vice President, Worldwide Business Development
Facsimile: 610-270-5880

or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor. All notices shall be deemed effective upon receipt by the addressee.

11.8 Severability. In the event of the invalidity of any provisions of this Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect

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the validity of the remaining provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with valid provisions which most closely approximate the purpose and economic effect of the invalid provision or, in case of a gap, the Parties’ presumed intentions. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require any Party to violate any applicable laws, rules or regulations.

11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

11.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Adolor, GSK and GSK LLC.

11.12 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of any Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto.

11.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.14 Expenses. Each Party will pay its own respective legal and other fees and expenses associated with all aspects of the transaction contemplated hereunder including, without limitation, the negotiation of this Agreement and any other related agreements.

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CONFIDENTIAL

IN WITNESS WHEREOF, Adolor, GSK and GSK LLC, by their duly authorized officers, have executed this Agreement as of the Effective Date.

ADOLOR CORPORATION			GLAXO GROUP LIMITED

By:	/s/ Michael R. Dougherty		By:	/s/ Paul Williamson
	Name:	Michael R. Dougherty		Name:	Paul Williamson
	Title:	President and Chief Executive Officer		Title:	Authorized Signatory For and on behalf of Edinburgh Pharmaceutical Industries Limited Corporate Director

GLAXOSMITHKLINE LLC

By:	/s/ William J. Mosher
Name:	William J. Mosher
Title:	Vice President & Secretary